Exhibit 99.1

PLBY Group Completes Sale of Lovers

LOS ANGELES – November 6, 2023 (GLOBE NEWSWIRE) – PLBY Group, Inc. (NASDAQ: PLBY) (“PLBY Group” or the “Company”), a leading pleasure and leisure lifestyle company and owner of Playboy, one of the most recognizable and iconic brands in the world, today announced the completion of its sale of TLA Acquisition Corp. and its Lovers retail business (“Lovers”).

The sale of 100% of the equity of Lovers to LV Holding, LLC, an affiliate of Flynt Management Group, LLC, was completed for cash consideration to PLBY Group of $13.5 million, subject to certain adjustments. The Company previously announced the signing of a definitive agreement for the transaction on October 3, 2023.

About PLBY Group, Inc.
PLBY Group, Inc. is a global pleasure and leisure company connecting consumers with products, content, and experiences that help them lead more fulfilling lives. PLBY Group’s flagship consumer brand, Playboy, is one of the most recognizable brands in the world, with products and content available in approximately 180 countries. PLBY Group’s mission — to create a culture where all people can pursue pleasure — builds upon seven decades of creating groundbreaking media and hospitality experiences and fighting for cultural progress rooted in the core values of equality, freedom of expression and the idea that pleasure is a fundamental human right. Learn more at http://www.plbygroup.com.

Contact:
Investors: investors@plbygroup.com
Media: press@plbygroup.com
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